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I EAGLE BANCORP, INC. 2017 ANNUAL REPORT

To Our Shareholders We are extremely pleased to report to you on the activities and successes of Eagle Bancorp, Inc. and our principal subsidiary, EagleBank, during 2017. In our 20th year of operation, we continued our trend of record growth of operating earnings, while increasing our asset size and strengthening our capital position. For 2017, we reported record operating earnings of $114.8 million, an 18% increase over the prior year. Our consistent disciplined performance has produced 9 years, or 36 consecutive quarters, of record, increasing operating earnings, dating back to the recession period of 2009. We are proud of not only the growth but also the quality of our earnings, as we remain among the most profitable banks in the country as measured by Return on Average Assets and Return on Average Equity. HIGHLIGHTS OF 2017: —Net operating income of $114.8 million —$7.5 billion in assets at year end —Loan portfolio growth of $734 million during the year —Maintenance of excellent credit quality: Net charge-offs for the year were only 0.06% of average loans —Capital levels significantly in excess of requirements to be Well Capitalized —Market capitalization of approximately $2 billion at year end We have referred to operating earnings for the year because they reflect our underlying, fundamental performance. GAAP earnings for the full year of 2017 were $100.2 million. Operating earnings exclude one-time charges to adjust the carrying value of deferred tax assets as a result of the reduction of corporate tax rates in the Tax Cuts and Jobs Act of 2017. Like many other companies impacted by the tax reform, Eagle Bancorp reported a one-time reduction in the value of an asset and in capital, but expects to see improved profitability going forward due to the lower corporate tax rate. The increased earnings for 2017 were attributable to top-line revenue growth along with improved operating leverage and continued strong credit quality. By the end of 2017 our loan portfolio had reached $6.4 billion. Our loan generation efforts, along with our continued and historic underwriting discipline, allowed us to generate $734 million of loan growth in 2017, while nonperforming loans were only 0.21% of average loans for the year. Operating leverage was improved, as revenue for 2017 increased 10% over 2016 while noninterest expenses grew only 3%. EagleBank is known in the Washington metropolitan area for its acumen in business and real estate lending. Our superior service and consistent approach to lending are the key components in our ability to generate high-quality loans while maintaining acceptable, risk-appropriate yields on the loan portfolio and a favorable net interest margin. During 2017, we introduced a significant addition in our ability to generate noninterest income through the securitization and sale of multifamily CRE loans. In April, our FHA lending group received approval as a GNMA issuer. We are now one of only 13 banks in the country to have this distinction. This business line represents a great opportunity for additional noninterest revenue in 2018 and beyond. 1 Eagle Bancorp, Inc. 2017 Annual Report

The efficiency ratio was very favorable, at 37.8% for 2017. While expense control was clearly a contributor to the improved efficiency, we continue to prudently invest in appropriate infrastructure. We are optimizing the branch system and other occupancy costs. Simultaneously, we are improving the capability and security of our IT systems, selectively hiring qualified bankers and enhancing training and development programs for our existing staff. Eagle Bancorp continues its commitment to developing and maintaining strong Board and governance resources at both the holding company and bank levels. We feel it is important to utilize Board Committees and adopt strong risk management and governance policies and practices. We also recognize the need for a diverse Board, whose members have varied skills and backgrounds. In that regard, the Board has taken several actions over the last few years. In December 2016 the Eagle Bancorp Board created the position of Lead Independent Director and Lee Weinstein was elected to that role. The breadth and diversity of the Boards were enhanced through adding several new Board members. In January 2017, Ms. Leslie Ludwig was elected to the Board of EagleBank. In October 2017, Ms. Susan Riel was elected to the Board of both EagleBank and Eagle Bancorp. More recently, in February 2018, Ms. Kathy Raffa, CPA, who had served on the EagleBank Board since 2015, was elected to the Board of Eagle Bancorp as well. In March 2018, Mr. Norman Pozez was elected as Vice Chairman of the Board of Eagle Bancorp, Inc. Each of these individuals has unique talents that add value in their new roles as Board members. During 2017, EagleBank maintained its position as the largest community bank in the Washington metropolitan area, as measured by deposits. We are in a unique position because we have only 3% market share in this dynamic market. The Washington region has a population of over 6 million and, due to our economic base and employment levels, it has the fifth-largest regional economy in the US. While the federal government continues to be a source of stability, the growth of the region is being driven by the private sector, which created over 50,000 net new jobs last year. EagleBank is proud that our financing of local businesses and real estate projects has contributed to employment and economic growth in the Washington area. We know that being an active lender is a key part of our commitment to the community. We are also proud to note that during 2017 EagleBank was recognized as the #3 Corporate Philanthropist in the region. The primary channel for our contributions has been through the EagleBank Foundation, which has raised over $3.5 million since its inception in 2005. Recently the foundation provided support for the George Washington University School of Medicine and Health Services “Mammovan,” and has given ongoing support to five other local hospitals, for their projects dedicated to putting an end to breast cancer. The bank and its employees also support dozens of smaller local organizations throughout the Washington area. We would like to thank all of the directors, officers, and employees of EagleBank and Eagle Bancorp for their contributions to our development and growth. We also wish to express our gratitude to our customers, shareholders, and partners in the community. We appreciate the role each of you plays in the success of EagleBank, during our first twenty years ... and our next twenty years. Ronald D. Paul Chairman of the Board President and Chief Executive Officer Ronald D. Paul Chairman & CEO 3 2 Eagle Bancorp, Inc. 2017 Annual Report

Here’s to our first 20 years. An anniversary ending in zero makes us pause to reflect. Then keep going. Twenty years. Hard to believe it’s been that long— but we have a 20-year record of consistently strong performance, through up and down markets, to prove it. Yes, a lot has changed since 1998. Technology, of course. Social media. And the blossoming of the unified “live/work/play” outlook that has transformed the landscape. From Adams Morgan to Tysons Corner, from Logan Circle to Bethesda, a new vibrancy has taken hold. More and more neighborhoods around DC are feeling more and more like NYC—in a very good way. No longer is Washington simply a government town (if it ever was). The new business action is in private-sector services: IT, healthcare, hospitality, education. And EagleBank has helped businesses across the region be part of this transformation. Businesses large and small—because, unlike some banks, we know that a $100,000 loan is just as important as one for $50 million. And we’ve seen that the first can lead to the second over time. That’s one reason that, while other area banks have fallen by the wayside, EagleBank has stepped up to a new level. Case in point: We are now the Official Bank of D.C. United, and this summer we’ll debut our EagleBank Club at Audi Field—a highly visible sign of our increased financial capabilities. Another recent example is a multimillion-dollar loan to ViON, a Herndon, VA–based provider of cloud services and IT infrastructure solutions. We are thrilled to be able to do even more to help grow our community. That brings us to the things that haven’t changed in 20 years. And never will. We established EagleBank with one purpose: to serve our community—Maryland, DC, and Northern Virginia— and that remains our exclusive focus. And it starts, as it always has, with relationships. By putting relationships first, we’ve helped many fellow entrepreneurs in other fields write their success stories. Strong relationships are also of prime importance within our own company. As large as EagleBank has grown, everyone here still feels like, not a cog in a machine, but a member of the team. Each individual is respected, merit is rewarded, and doors are open—open to honest communication regardless of title, and open to professional advancement and personal growth. So, we celebrate our 20th anniversary with pride. And with a renewed passion for what’s next. Because, as proud as we are of all that we’ve done yesterday, what’s really important is what we can do tomorrow—together. 4 5 Eagle Bancorp, Inc. 2017 Annual Report

Feathers in our cap.

Two decades of steady growth.

1998
–Open for business with Bethesda, Rockville, and Silver Spring branches (MD)

1999
–Eagle Bancorp, Inc. (EGBN) starts trading on NASDAQ

–**$100 million** in assets

2000
–Eagle Bancorp declares first stock dividend

–Over **$150 million** in assets

–Net income in only our second full year

2001
–First DC branch: 2001 K Street, NW

–Listed as one of Top SBA Lenders in Washington Metro Area

2002
–Shady Grove branch (Rockville, MD)

–Named "Preferred Lender" (SBA)

2003
–**100th** employee

–Eagle Bancorp raises **$30 million** in secondary stock offering

2004
–Dupont Circle branch (DC)

–**$500 million** in assets

2005
–McPherson Square branch (DC)

–EagleBank Foundation: First Annual Fight Against Breast Cancer Golf Classic

2006
–Chevy Chase branch (MD)

–Banking program for nonprofit associations

2007
–100% "overall performance" rating (Washington Consumer Checkbook)

–Eagle Bancorp announces acquisition of Fidelity & Trust Financial Corporation

2008
–Georgetown branch (DC), Rollins Avenue branch (Rockville, MD), Tysons Corner branch (VA)

–EagleBank Bowl at RFK Stadium to benefit Wounded Warrior Project

2009
–Ron Paul: "Greater Washington Entrepreneur of the Year" (Business Services)

–Park Potomac branch (MD)

–Eagle Bancorp raises **$55 million** in stock offering

2010
–Residential Lending Division expands significantly

–Eagle Insurance Services

2011
–Ballston and Rosslyn branches (VA), Gallery Place branch (DC)

–Investment Advisory Services

–Eagle Bancorp raises **$56 million** in capital from Small Business Lending Fund

2012
–Merrifield and Reston branches (VA), Northern Virginia Residential Lending Center

–Ron Paul: "Community Banker of the Year" (American Banker magazine)

–Eagle Bancorp raises **$45 million** in stock offering

2013
–Alexandria branch (VA)

–Largest deposit market share of any Washington-area community bank

–Our **15th** year serving the community

2014
–Eagle Bancorp announces acquisition of Virginia Heritage Bank

–Eagle Bancorp completes public offering and sale of **$70 million** of subordinated notes

–Chantilly, Dulles Town Center, and Fairfax branches (VA)

–Ron Paul: "Community Banker of the Year for the Eastern Region" (Independent Community Bankers of America)

2015
–Eagle Bancorp raises **$100 million** in stock offering

–Multimillion-dollar, multifaceted support agreement with George Mason University

–Patriot Center renamed EagleBank Arena

2016
–FHA Multifamily Lending Division

–Eagle Bancorp completes public offering and sale of **$150 million** of subordinated notes

–Named to the Bank Honor Roll (Keefe, Bruyette and Woods)

–One of the "Best of the Best" community banks in the U.S. (Independent Banker)

2017
–EagleBank Foundation: over **$3.5 million** raised since inception in 2005

–**#1** overall among all banks HQed in Maryland, and a 2016 Sm-All Star Bank among all banks nationally (Sandler O'Neill & Partners)

–Participant in Washington Suburban Sanitary Commission's New Investment and Growth Program

–Approved as a Government National Mortgage Association (Ginnie Mae) multifamily issuer

–Twinbrook Parkway branch (MD)

Our Values: Relationships F-I-R-S-T

Flexible
We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues, and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered, "Yes, We Can" service and live up to our strong belief that formulas don't make good banking sense, relationships do. Being entrepreneurial–it is our differentiator.

Involved
We build our relationships by developing a rapport that is based on partnership, mutual respect, and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues, and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference.

Responsive
We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate, and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally.

Strong
We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current, and strong partners with our customers, colleagues, and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships.

Trusted
We uphold our relationships with honesty, openness, and reliability. We can be counted on to do "the right thing." We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words.

6

Eagle Bancorp, Inc. 2017 Annual Report 7

we’ve d. 8 9 Eagle Bancorp, Inc. 2017 Annual Report For 20 years, had you covere

Customers since 1998 share their thoughts.

Putting relationships first makes relationships last.

"Our companies have grown together over the last 20 years. EagleBank has always been attentive to our banking needs."

Steven M. Glazer, *Partner*
Glazer | Winston | Honigman | Ellick

"We would not be where we are today without the great folks at EagleBank, soaring above the rest."

Douglas Jemal, *Founder and President*
Douglas Development Corporation

"Being a customer of EagleBank is being part of a large, caring family. It's no wonder the bank enjoys such success."

Leonard A. "Lenny" Greenberg, *President and Chairman*
Greenhill Realty Company

"I have been a customer of EagleBank since their opening 20 years ago. They care about the customer and the community."

Alan Meltzer, *CEO*
The Meltzer Group

"It has been my good fortune to witness EagleBank's success over these 20 years."

Jerry Rosenthal, *Owner*
Peerless Properties Residential

"For the past 20 years, it's been a pleasure to work with EagleBank, and I look forward to being a loyal customer for years to come."

Stuart L. Bindeman, *Owner*
Commercial Investors, Inc.

"I have been banking with EagleBank since its inception. The personalized relationship is of great value to our business."

Alan M. Levine, *DDS*
Chevy Chase Center for Periodontics & Implantology

"EagleBank is our banking business partner and has helped us achieve our goals over the past 20 years."

Alfred Pasternak, *Partner*
Pasternak & Fidis, P.C.

"For 20 years, since the beginnings of both companies, EagleBank has been a trusted, flexible, responsive partner."

Michael Sapir, *Co-Founder and CEO*
ProShares, LLC

"Over these two decades, EagleBank has been a responsive, pioneering organization that has directly improved the way we live."

Eric G. Meyers, *Esq.*
Meyers | Hurvitz | Abrahams, LLC

"At EagleBank I get everything I need from a bank and more. EagleBank is large, savvy, and sophisticated, while still offering a personal connection for almost 20 years."

David M. Maged, *Esq.*
Pinnacle Title and Escrow, Inc.

"Since opening its doors, EagleBank has given us nothing but the best of service for all our personal and business accounts. Congratulations on your 20th anniversary!"

Barbara Kline, *Founder and President*
Richard Kline, *Vice President*
White House Nannies, Inc.

"I started my business soon after EagleBank opened, and I've always credited EagleBank with a large part of our success. When I graduated from college, one of my father's gems of advice was, 'Get to know your banker and his boss, and do not let them forget you.' Well, that was my intention, but the folks at EagleBank always beat me to the punch. There's a genuine feeling that the EagleBank staff, at every level, wants us to succeed. That's not always the case in banking relationships. EagleBank's flexibility in structure and imagination makes them invaluable as a partner. They have earned my business for life."

Doug Monsein, *Founder*
Douglas Construction Group, LLC

"Our companies both started in 1998. As we grew, the relationship grew from deposits to include lending and cash management. As a real estate development company, we were impressed with EagleBank's deep knowledge of the local real estate market—especially land development. And their creativity matches our own. EagleBank excels at all the traditional banking services. But it's their focus on relationships, on customer service and satisfaction, that really makes them special."

Lois Fried, *Managing Partner*
Urban Atlantic Development, LLC

"When I started there in 2006, Hager Sharp already had a relationship with EagleBank, because the founder, Susan Hager, was a longtime DC resident who wanted a local banking partner. Thinking about succession planning, Susan chose to give her company to the employees. EagleBank's leveraged ESOP terms were by far the best, and that transformation made us the company we are today. And the relationship with EagleBank has remained strong. EagleBank has a local feel, and provides a level of service you don't get with a lot of banks."

Walter Watts, *CFO*
Hager Sharp, Inc.

10


GW Cancer Center
The MAMMOVAN
EAGLEBANK
FOUNDATION
USDOT 958113
BREM

Keys to the Mammovan (from left): **Karen Merino**, Supervisor, Mobile Mammography Program; **Don Rogers**, Chairman, EagleBank Foundation; **Maria Biddy**, Staff Support Specialist, Radiology; **Ron Paul**, Chairman & CEO, EagleBank; **Roxana Diaz**, Intake Coordinator, Radiology.

On a mobile mission.

Powered by the EagleBank Foundation, the Mammovan brings breast-cancer screening to the underserved.

One of the most heartening developments we've seen over our first 20 years is progress in the field of medicine. Powerful new technologies are unlocking the secrets of many diseases—including breast cancer—enabling earlier detection and less invasive treatment, and thus better outcomes for more people.

Unfortunately, while disease knows no socioeconomic barriers, access to the latest medical tools and treatments is still too often limited by demographics. And that presents an opportunity to serve the community.

Enter the Mammovan. Through the EagleBank Foundation, we are proud to help put the George Washington Medical Faculty Associates Mobile Mammography Program on wheels.

The Mammovan is on a mobile mission, bringing breast-cancer screenings to women in underserved neighborhoods across the DC region. It reaches women where they live and work, providing life-saving, state-of-the-art 3D imaging technology in comfort and convenience—and without regard to the patient's ability to pay.

Along with the latest technology, bilingual patient navigators are aboard the Mammovan to ensure that results are understood and any necessary next steps can be arranged. Because with early detection and timely treatment, breast cancer has a nearly 100 percent survival rate.

And we think 100 percent of women in our community should have access to the best chance for beating breast cancer. Thanks to the EagleBank Foundation, the Mammovan is on the road to provide that access.



Inside the Mammovan: **Karen Merino** (center) with **Ron Paul** (left) and **Don Rogers.**

Eagle Bancorp, Inc. 2017 Annual Report 11

From 20 to 470 Many people think banking is all about numbers. At EagleBank, we know that numbers are important— including the growing number of our employees, who, after all, are the reason for our 20 years of success. Why do so many people want to work at EagleBank? Well, who doesn’t like being part of a success story? Beyond that, people appreciate working where each individual is respected, and everyone’s contributions are valued. As an equal opportunity employer, we know that a diverse and inclusive workforce makes this a stronger company. That’s been true at EagleBank since day one. Besides working toward the bank’s continued growth, our employees know that EagleBank encourages, recognizes, and rewards their own professional growth, as well. That’s why we set up the EagleBank Online Learning Center and our Commercial Banking Development and Leadership Essentials programs. Doing well at work also depends on staying well. Our employee-run Wellness Committee coordinates group exercise classes, personal training programs, and free fitness assessments and functional movement screenings. Employees also enjoy access to three on-site EagleFit Centers, 9,500+ partner fitness locations, and our Soaring to Wellness website. But it’s not all work and no play. In addition to our annual holiday party, we find many other excuses to have fun together all year long, from pizza to potlucks, from cupcakes to contests, from a bowling party to bowls of ice cream. We are a company of people who genuinely enjoy each other’s company—a team that feels like family. And that adds up to real success. in 20 years. Celebrating our growing team. 12 13 Eagle Bancorp, Inc. 2017 Annual Report

20 years: the **long** and the **short** of it.

Reflections of four employees who've been here all along.

"The time has gone by so quickly it doesn't feel like 20 years. And I'd been in the banking business for nearly 20 years before starting with EagleBank.

"I was taking a break from banking work, when I got a call from someone putting together the team for a new community bank. My previous banking boss had spoken highly of me—would I be interested? I had never worked at a startup, but I thought I'd meet the team and see what happened. Next thing you know, I was senior operations officer of EagleBank.

"In those days, we all worked at a long table in a single office, with banker's boxes for our files. I remember the day we completed our first loan. We had no vault, so we locked up the note in a metal box and put it in a filing cabinet. We were so proud of that first note!

"Our first holiday party was all 20 of us at Ron's house [CEO Ron Paul]. Everyone knew everyone, including their families. Now we get together in a hotel ballroom—hundreds of us. The larger the bank grows, the harder it is to keep that same family feeling. So the harder we try!

"A lot of other things have changed over the years. Technology has made banking so different. Everything is automated, computerized, digital—and cybersecurity is now top-of-mind.

"But our culture is really the same: to work hard to do the best we can for each customer. Because banking is all about people: those we work with and those we serve. Always remembering that—I think that's the real reason EagleBank has been so successful.

"As a community bank, we still help lots of startups and small businesses. But we can now serve the lending needs of most any size company. We are a shining star in the industry. But there's more to do, and we will continue to grow and continue to be the best bank in this market.

"Because we have great people—starting with Ron Paul. He's a real Type A: very driven, very demanding, always ready to roll up his sleeves and work as hard as anyone. Unlike a lot of Type A's, though, Ron's not afraid to show his caring side. And that sets the tone for everyone here.

"You know, it's hard to excel at something you don't love. At EagleBank, we all work hard because we love what we do. That's what keeps me going.

"I have been fortunate in my career. It has been a great journey."

Susan Riel
SEVP and Chief Operating Officer



Present at the creation (from left): **Linda Lacy, Ron Paul, Susan Riel, Kai Hills, Olga Jean-Claude.**

"The opportunity to be part of the bank's growth from the very beginning has been truly awesome! I have really enjoyed building long-term relationships with my clients and colleagues over the last 20 years, and hope to continue that well into the future."

Kai Hills
SVP, C&I Commercial Deposit Officer

"It feels amazing—to have been here when we started in a single suite on the fifth floor, to now having 20 branches all over the region. It's a journey I'm honored to be part of. I have met people from all walks of life, among my colleagues and all the people we assist every day. Building these long-lasting relationships, being part of a growing bank that has earned the trust and met the needs of its community—it's been incredible."

Olga Jean-Claude
Officer, Customer Service Representative, Silver Spring Branch

"When the bank opened, I never expected to be working here 20 years later, much less with some of the very same people who started EagleBank. Susan Riel has been my mentor. She has shown me what works, why we value being flexible, what it takes to meet each customer's needs. I have worked at EagleBank longer than anywhere else in my career, and I still truly enjoy working with this dedicated team. I've made so many lifetime memories here."

Linda Lacy
SVP, Applications Manager

14

Six-Year Summary of Selected Financial Data

		Years Ended December 31 2017	2016	2015	2014	2013	2012	Five-Year Compound Growth Rate
BALANCE SHEET - PERIOD END (dollars in thousands)	Securities	$ 589,268	$ 538,108	$ 504,772	$ 404,903	$ 389,405	$ 310,514	14%
	Loans held for sale	25,096	51,629	47,492	44,317	42,030	226,923	-36%
	Loans	6,411,528	5,677,893	4,998,368	4,312,399	2,945,158	2,493,095	21%
	Allowance for credit losses	64,758	59,074	52,687	46,075	40,921	37,492	12%
	Intangible assets, net	107,212	107,419	108,542	109,908	3,510	3,785	95%
	Total assets	7,479,029	6,890,096	6,075,577	5,246,684	3,771,503	3,409,441	17%
	Deposits	5,853,984	5,716,114	5,158,444	4,310,768	3,225,414	2,897,222	15%
	Borrowings	618,466	285,390	141,284	279,224	119,771	140,638	34%
	Total liabilities	6,528,591	6,047,297	5,336,976	4,625,925	3,377,640	3,059,465	16%
	Preferred shareholders' equity	-	-	-	71,900	56,600	56,600	-
	Common shareholders' equity	950,438	842,799	738,601	548,859	337,263	293,376	27%
	Total shareholders' equity	950,438	842,799	738,601	620,759	393,863	349,976	22%
	Tangible common equity [1]	843,226	735,380	630,059	438,951	333,753	289,591	24%
STATEMENT OF OPERATIONS (dollars in thousands)	Interest income	$ 324,034	$ 285,805	$ 253,180	$ 191,573	$ 157,294	$ 141,943	18%
	Interest expense	40,147	27,640	19,238	13,095	12,504	14,414	23%
	Provision for credit losses	8,971	11,331	14,638	10,879	9,602	16,190	-11%
	Noninterest income	29,372	27,284	26,628	18,345	24,716	21,364	7%
	Noninterest expense	118,552	115,016	110,716	99,728	84,579	76,531	9%
	Income before taxes	185,736	159,102	135,216	86,216	75,325	56,172	27%
	Income tax expense	85,504	61,395	51,049	31,958	28,318	20,883	33%
	Net income	100,232	97,707	84,167	54,258	47,007	35,289	23%
	Preferred dividends	-	-	601	614	566	566	-
	Net income available to common shareholders	100,232	97,707	83,566	53,644	46,441	34,723	24%
	Total Revenue	313,259	285,449	260,570	196,823	169,506	148,893	16%
PER COMMON SHARE DATA [2]	Net income, basic	$ 2.94	$ 2.91	$ 2.54	$ 2.01	$ 1.81	$ 1.50	14%
	Net income, diluted	2.92	2.86	2.50	1.95	1.76	1.46	15%
	Book value	27.80	24.77	22.07	18.21	13.03	11.62	19%
	Tangible book value [3]	24.67	21.61	18.83	14.56	12.89	11.47	17%
	Common shares outstanding	34,185,163	34,023,850	33,467,893	30,139,396	25,885,863	25,250,378	6%
	Weighted average common shares outstanding, basic	34,138,536	33,587,254	32,836,449	26,683,759	25,726,062	23,135,886	8%
	Weighted average common shares outstanding, diluted	34,320,639	34,181,616	33,479,592	27,550,978	26,358,611	23,743,815	8%
RATIOS	Net interest margin	4.15%	4.16%	4.33%	4.44%	4.30%	4.32%	
	Efficiency ratio [4]	37.84%	40.29%	42.49%	50.67%	49.90%	51.40%	
	Return on average assets	1.41%	1.52%	1.49%	1.31%	1.37%	1.18%	
	Return on average common equity	11.06%	12.27%	12.32%	13.50%	14.60%	14.14%	
	CET1 capital (to risk weighted assets) [5]	11.23%	10.80%	10.68%	-	-	-	
	Total capital (to risk weighted assets)	15.02%	14.89%	12.75%	12.97%	13.01%	12.20%	
	Tier 1 capital (to risk weighted assets)	11.23%	10.80%	10.68%	10.39%	11.53%	10.80%	
	Tier 1 capital (to average assets)	11.45%	10.72%	10.90%	10.69%	10.93%	10.44%	
	Tangible common equity ratio	11.44%	10.84%	10.56%	8.54%	8.86%	8.50%	
ASSET QUALITY (dollars in thousands)	Nonperforming assets and loans 90+ past due	$ 14,632	$ 20,569	$ 19,091	$ 35,667	$ 33,927	$ 35,983	
	Nonperforming assets and loans 90+ past due to total assets	0.20%	0.30%	0.31%	0.68%	0.90%	1.06%	
	Nonperforming loans to total loans	0.21%	0.31%	0.26%	0.52%	0.84%	1.23%	
	Allowance for credit losses to loans	1.01%	1.04%	1.05%	1.07%	1.39%	1.50%	
	Allowance for credit losses to nonperforming loans	489.20%	330.49%	397.95%	205.30%	165.66%	122.19%	
	Net charge-offs	$ 3,286	$ 4,945	$ 8,026	$ 5,724	$ 6,173	$ 8,351	
	Net charge-offs to average loans	0.06%	0.09%	0.17%	0.17%	0.23%	0.37%	

[1] Tangible common shareholders' equity, a non-GAAP financial measure, is defined as total common shareholders' equity reduced by goodwill and other intangible assets.
[2] Presented giving retroactive effect to a 10% stock dividend paid on the common stock on June 14, 2013.
[3] Tangible book value per common share, a non-GAAP financial measure, is defined as tangible common shareholders' equity divided by total common shares outstanding.
[4] Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
[5] Not applicable to fiscal years prior to 2015.

Eagle Bancorp, Inc. 2017 Annual Report 15

Balanced Loan and Deposit Growth



$7,000,000,000
$6,000,000,000
$5,000,000,000
$4,000,000,000
$3,000,000,000
$2,000,000,000
$1,000,000,000
$0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

Compound Annual Growth Rate*
Total Loans: 35%

Compound Annual Growth Rate*
Total Deposits: 31%

Asset Quality



$7,000,000,000
$6,000,000,000
$5,000,000,000
$4,000,000,000
$3,000,000,000
$2,000,000,000
$1,000,000,000
0
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

■ Total Loans ($)

■ Non Performing Assets as % of Total Assets

▲ Net Charge-Offs as % of Average Loans

Capital Levels



$1,200,000,000
$1,050,000,000
$900,000,000
$750,000,000
$600,000,000
$450,000,000
$300,000,000
$150,000,000
$0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

Common Shareholders' Equity

Total Regulatory Capital

NOTES

Regulatory Capital consists of Shareholders' Equity plus Allowance for Loan Losses plus Qualifying Debt (i.e. Subordinated Notes) less Intangibles.
2012 - Raised $45 million of Common Stock at an average price of $15.74 per share, as adjusted for a 10% stock dividend paid on the common stock on June 14, 2013.
2014 - Raised $70 million of Subordinated Notes due 2024 at 5.75%.
2015 - Raised $100 million of Common Stock at $35.50 per share.
2016 - Raised $150 million of Subordinated Notes due 2026 at 5.00%.

Net Income Available to Common Shareholders for Years Ending



$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$0
-$20,000,000
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

Compound Annual Growth Rate*: 31%

Earnings Per Diluted Share



$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
-$0.50
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

Compound Annual Growth Rate*: 18%

Total Shareholder Return Performance



EGBN
Index Value
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

Compound Annual Growth Rate*

◆ Eagle Bancorp, Inc. **14.7%**
● Nasdaq Composite Index **8.6%**
★ Dow Jones Industrial Average **8.3%**
■ S&P 500 Index **7.2%**
▲ S&P 500 Banks Index **3.4%**

*CAGR excludes years with negative or zero values.

16

Eagle Bancorp, Inc. 2017 Annual Report 17

Board of Directors Ronald D. Paul * Chairman, President & Chief Executive Officer of Eagle Bancorp, Inc. Chairman & Chief Executive Officer of EagleBank President of Ronald D. Paul Companies Norman R. Pozez * Vice Chairman of Eagle Bancorp, Inc. Vice Chairman of EagleBank Chairman & Chief Executive Officer of Uniwest Companies Leslie M. Alperstein, Ph.D. * President & Chief Executive Officer of Washington Analysis, LLC Thomas E. Burdette, CPA ** Managing Partner of Burdette Smith and Bish, LLC Joann Kay DiMeglio ** Principal of JKD Management, LLC Dudley C. Dworken * Principal of Dworken Associates, LLC Steven L. Fanaroff ** Managing Director of Fanaroff & Steppa, LLC and Bedrock Asset Management Harvey M. Goodman * President & Chief Executive Officer of Goodman-Gable-Gould/Adjusters International Lynn Hackney ** Chief Executive Officer of Urban Pace Benson Klein, Esquire ** Principal of Ward & Klein, Chartered Bruce H. Lee ** President & Chief Executive Officer of Lee Development Group Leslie Ludwig ** Senior Advisor of JBG SMITH Kathy A. Raffa, CPA * President & Partner of Raffa, PC Susan G. Riel * Executive Vice President of Eagle Bancorp, Inc. Senior Executive Vice President & Chief Operating Officer of EagleBank Donald R. Rogers, Esquire * Principal of Shulman Rogers Gandal Pordy & Ecker, P.A. Annual Meeting Bethesda Marriott Hotel 5151 Pooks Hill Road Bethesda, MD 20814 Thursday, May 17, 2018, at 10:00 a.m. Investor Relations 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 240.497.2040 investorrelations@EagleBankCorp.com James A. Soltesz, P.E. ** President & Chief Executive Officer of Soltesz, Inc. Benjamin M. Soto, Esquire ** President & Chief Executive Officer of Premium Title & Escrow, LLC Leland M. Weinstein * *** Chief Executive Officer of Newbridge-Turing, LLC Form 10-K The Company’s Form 10-K may be obtained, free of charge, by contacting: Jane E. Cornett Vice President & Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 240.497.2041 jcornett@EagleBankCorp.com For more 2017 financial information about Eagle Bancorp, visit our Investor Relations page at www.EagleBankCorp.com. Counsel Buckley Sandler LLP 1250 24th Street, NW Suite 700 Washington, DC 20037 Executive Officers Ronald D. Paul Chairman, President & Chief Executive Officer of Eagle Bancorp, Inc. Chairman & Chief Executive Officer of EagleBank Susan G. Riel Executive Vice President of Eagle Bancorp, Inc. Senior Executive Vice President & Chief Operating Officer of EagleBank Charles D. Levingston, CPA Executive Vice President & Chief Financial Officer of Eagle Bancorp, Inc. and EagleBank Antonio F. Marquez Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Commercial Real Estate Lending Officer of EagleBank Lindsey S. Rheaume Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Commercial & Industrial Lending Officer of EagleBank Janice L. Williams, Esquire Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Credit Officer of EagleBank Independent Registered Public Accounting Firm Dixon Hughes Goodman LLP 809 Glen Eagles Court Suite 200 Baltimore, MD 21286 Stock Exchange Listing Common shares of Eagle Bancorp are traded on the NASDAQ Capital Market under the symbol EGBN. Transfer Agent and Registrar Computershare Trust Company, NA P.O. Box 30170 College Station, TX 77842-3170 1.877.282.1168 www.computershare.com Our Mission We have a mission to be the most respected and profitable community bank. To do this, we put relationships first to the delight of our customers, employees, and shareholders, and relentlessly deliver the most compelling service and value. Corporate Offices 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 240.497.2075 EagleBank: Member Federal Deposit Insurance Corporation Equal Housing Lender Member Federal Reserve System Member Federal Home Loan Bank of Atlanta Affirmative Action/Equal Opportunity Employer ©2018 Eagle Bancorp, Inc. *Director of EagleBank and Eagle Bancorp, Inc. **Director of EagleBank only ***Lead Director of Eagle Bancorp, Inc. 19 18 Eagle Bancorp, Inc. 2017 Annual Report

Virginia

Alexandria
277 S. Washington Street
Alexandria, VA 22314
703.956.5075

Ballston
4420 N. Fairfax Drive
Arlington, VA 22203
571.319.4800

Chantilly
13986 Metrotech Drive
Chantilly, VA 20151
703.378.0010

Dulles Town Center
45745 Nokes Boulevard
Suite 150
Sterling, VA 20166
703.230.1515

Fairfax
11166 Fairfax Boulevard
Fairfax, VA 22030
703.359.4100

Merrifield
2905 District Avenue
Suite 190
Fairfax, VA 22031
571.319.4900

Reston
12011 Sunset Hills Road
Reston, VA 20190
571.319.4848

Rosslyn
1919 N. Lynn Street
Arlington, VA 22209
571.319.4855

Tysons Corner
8245 Boone Boulevard
Tysons Corner, VA 22182
703.752.9360

Maryland

Bethesda
7815 Woodmont Avenue
Bethesda, MD 20814
240.497.2044

Chevy Chase
5480 Wisconsin Avenue
Chevy Chase, MD 20815
301.280.6800

Park Potomac
12505 Park Potomac Avenue
Potomac, MD 20854
301.444.4520

Shady Grove
9600 Blackwell Road
Rockville, MD 20850
301.762.3076

Silver Spring
8665-B Georgia Avenue
Silver Spring, MD 20910
301.588.6700

Twinbrook
12300 Twinbrook Parkway
Suite 100
Rockville, MD 20852
301.287.8500

Washington, DC

Dupont Circle
1228 Connecticut Avenue, NW
Washington, DC 20036
202.466.3161

Gallery Place
700 7th Street, NW
Washington, DC 20001
202.628.7300

Georgetown
3143 N Street, NW
Washington, DC 20007
202.481.7025

K Street
2001 K Street, NW
Washington, DC 20006
202.296.6886

McPherson Square
1425 K Street, NW
Washington, DC 20005
202.408.8411

Other Offices

Commercial Deposit Services
2001 K Street, NW
Suite 150
Washington, DC 20006
202.292.1630

Commercial Lending
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075

2001 K Street, NW
Suite 150
Washington, DC 20006
202.292.1629

8245 Boone Boulevard
Suite 820
Tysons Corner, VA 22182
703.277.2200

FHA Multifamily Lending
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075

Residential Real Estate Lending
6010 Executive Boulevard
Suite 300
Rockville, MD 20852
301.738.7200

12011 Sunset Hills Road
Reston, VA 20190
703.230.1531

Eagle Insurance Services, LLC
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2061

Investment Advisory Services
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075



MD
Rockville
LOUDOUN COUNTY
Potomac
270
MONTGOMERY COUNTY
Sterling
495
HQ
Silver Spring
Bethesda
Reston
DC
66
RHQ
RHQ
Chantilly
Tysons Corner
Rosslyn
FAIRFAX COUNTY
66
Merrifield
ARLINGTON
Fairfax
295
395
ALEXANDRIA
VA
495
HQ Corporate Headquarters
RHQ Regional Headquarters

20

years 'tEAGLEBANCORP,INC. EagleBankCorp.com